Exhibit 99.01

Press Release

Available for Immediate Publication: October 30, 2013

First National Bank of Northern California Reports Third Quarter 2013 Earnings of $0.75 Per Diluted Share

Source:FNB Bancorp (CA) (Bulletin Board:FNBG)

South San Francisco, California

Website: www.fnbnorcal.com

Contacts:

Tom McGraw, Chief Executive Officer (650) 875-4864

Dave Curtis, Chief Financial Officer (650) 875-4862

FNB Bancorp (Bulletin Board: FNBG), parent company of First National Bank of Northern California (the “Bank”), today announced net earnings available to common shareholders for the third quarter of 2013 of $2,880,000 or $0.75 per diluted share, compared to net earnings available to common shareholders of $4,783,000 or $1.27 per diluted share for the third quarter of 2012. Dividend payments on the preferred shares outstanding were made as required by the Treasury Department’s Small Business Lending (SBLF) Program. Total assets as of September 30, 2013 were $927,051,000 compared to $897,724,000 as of September 30, 2012. Our net loans increased by $10,615,000 since September 30, 2012. During this same time frame, our deposits decreased by $10,840,000. At September 30, 2013, the Company had considerable liquid assets on hand of $285,610,000 in available for sale securities, $6,979,000 in interest earning time deposits as well as $18,368,000 in cash and cash equivalents.

“During the third quarter of 2013, the Bank was able to increase our loan production and our net loans outstanding. At the same time, higher rate brokered time deposits acquired in our Oceanic Bank acquisition have been allowed to runoff. During the 12 month period ended September 30, 2013, which is also the first twelve months following our Oceanic Bank acquisition, our time deposit balances have decreased by $55,906,000 while our noninterest bearing demand deposits have grown by $15,068,000 and our savings and money market deposits have grown by $36,197,000. Overall, our deposit portfolio has performed well, with the decrease in total deposits in line with management’s projections. During the third quarter of 2013, there was an increase in the outstanding wholesale borrowings obtained from the Federal Home Loan Bank, which totaled $44,000,000 as of September 30, 2013. The Bank intends to slowly reduce the amount of our outstanding borrowings over the next twelve months by utilizing funds derived from principal repayments that occur within our investment portfolio and the slow and steady acquisition of additional deposit accounts and dollars. There was also a sizeable tax benefit recorded during the third quarter of 2013. Based on the filing of our 2012 income tax returns and a review of our expected profitability levels, the Bank was able to reverse, in total, our outstanding deferred tax asset valuation allowance,” stated Tom McGraw, Chief Executive Officer.

Financial Highlights: Third Quarter, 2013

Consolidated Statements of Earnings

(in ’000s except earnings per share amounts)

	Three months	Three months	Nine months	Nine months
	ended	ended	ended	ended
	September 30,	September 30,	September 30,	September 30,
	2013	2012	2013	2012

Interest income	$9,259	$8,361	$28,014	$24,121
Interest expense	560	663	1,881	2,000
Net interest income	8,699	7,698	26,133	22,121
Provision for loan losses	(225)	(400)	(1,335)	(1,200)
Noninterest income	978	4,764	3,046	8,099
Noninterest expense	6,950	6,631	22,074	20,182
Income before income taxes	2,502	5,431	5,770	8,838
Provision for income taxes	629	(490)	(330)	(1,381)
Net earnings	3,131	4,941	5,440	7,457
Dividends and discount accretion on preferred stock	251	158	581	501
Net earnings available to common shareholders	$2,880	$4,783	$4,859	$6,956

Basic earnings per share	$0.77	$1.30	$1.30	$1.89
Diluted earnings per share	$0.75	$1.27	$1.27	$1.86

Average assets	$903,868	$787,264	$900,794	$757,792
Average equity	$89,728	$90,135	$92,994	$88,834
Return on average assets	1.27%	2.43%	1.08%	1.22%
Return on average equity	12.84%	21.23%	10.45%	10.44%
Efficiency ratio	72%	53%	76%	67%
Net interest margin (taxable equivalent)	4.23%	4.58%	4.34%	4.55%
Average shares outstanding	3,761	3,692	3,735	3,689
Average diluted shares outstanding	3,852	3,759	3,824	3,745

Financial Highlights: Third Quarter, 2013

Consolidated Balance Sheets

(in ’000s)

	As of	As of	As of	As of
	September 30	December 31,	September 30,	December 31,
	2013	2012	2012	2011

Assets:
Cash and cash equivalents	$18,368	$27,861	$53,708	$38,474
Interest-bearing time deposits with other financial institutions	6,979	13,216	17,095	—
Securities available for sale, at fair value	285,610	234,945	228,805	187,664
Loans, net	558,164	541,563	547,549	443,721
Premises, equipment and leasehold improvements, net	12,631	12,706	12,761	13,227
Other real estate owned, net	6,675	6,650	1,923	2,747
Goodwill	1,841	1,841	1,841	1,841
Other equity securities	5,300	5,464	5,888	4,608
Accrued interest receivable	3,855	3,760	3,639	3,614
Prepaid expenses	741	1,372	1,513	2,107
Bank owned life insurance	12,065	11,785	11,691	9,521
Other assets	14,822	14,177	11,311	8,117
Total assets	$927,051	$875,340	$897,724	$715,641

Liabilities and stockholders’ equity:
Deposits:
Demand and NOW	$263,480	$253,849	$254,611	$202,690
Savings and money market	387,275	343,437	351,078	310,237
Time	130,369	171,066	186,275	108,851
Total deposits	781,124	768,352	791,964	621,778
Federal Home Loan Bank advances	44,000	1,220	2,728	—
Accrued expenses and other liabilities	9,109	10,410	8,316	6,667
Total liabilities	834,233	779,982	803,008	628,445
Stockholders’ equity	92,818	95,358	94,716	87,196
Total liab. and stockholders’ equity	$927,051	$875,340	$897,724	$715,641

Other Financial Information

Allowance for loan losses	$9,748	$9,124	$8,582	$9,897
Nonperforming assets	$15,728	$19,124	$25,555	$21,845
Total gross loans	$567,912	$550,687	$556,131	$453,618

“During the third quarter, the Bank’s loan production activity was up substantially. Borrowers are beginning to make additional real estate investments in our service area. Overall, our assets grew by 2.8% during the quarter. Our stockholders’ equity increased during the third quarter by 3.0% and we remain “well capitalized” by regulatory definitions. As our capital base will allow, it is the intent of our Board to make additional redemptions of outstanding Small Business Lending Program preferred stock. The Oceanic Bank purchase has been fully integrated into the operations of the Company and our capital is growing in line with our growth in assets. Steps taken by management to prudently reduce our future noninterest expenses by closing some of our branch offices is making a difference. Our salary and benefit costs were $213,000 lower during the third quarter of 2013 when compared to the prior quarter. We understand that we must meet or exceed our customer’s expectations relative to their banking experience with us in order for us to continue to grow and be a positive influence in the communities we serve. For 50 years, we have built our organization around the idea that we must continually earn our customer’s business,” continued CEO Tom McGraw.

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management’s assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally or regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by FNB Bancorp with the Securities and Exchange Commission, should be carefully considered when evaluating its business prospects. FNB Bancorp undertakes no obligation to update any forward-looking statements contained in this release.